Exhibit 5

November 17, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington DC 20549
U.S.A.

Form S-8 Registration Statement—Rinker Group Limited Performance Share Plan

Ladies and Gentlemen:

I am the General Counsel and Company Secretary of Rinker Group Limited (“Rinker Group”) and as such am currently a full-time employee of Rinker Group.

In connection with the registration statement on Form S-8 (the “Registration Statement”) being filed by Rinker Group under the Securities Act of 1933, as amended (the “Act”), relating to ordinary shares (the “Shares”) of Rinker Group which may be offered and sold under the terms and conditions of the Rinker Group Limited Performance Share Plan (the “Plan”), I have examined and am familiar with the Constitution of Rinker Group, the minutes of the meetings of its Shareholders and Board of Directors, the Registration Statement, the Plan and various other documents relating to the issuance of the Shares contemplated by the Registration Statement.

Based on the foregoing, I am of the opinion that the Shares, when sold and delivered in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 in respect of the Plan.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully,

/s/ Peter Abraham
General Counsel and Company Secretary